Fall 2017 Preleasing Summary

	Design Beds	% of NOI	2016 Opening Occupancy	Preleasing at May 30,		Preleasing Ahead/(Behind)	Projected Rate Growth (1)
				2017	2016

Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	4,046	12.5%	81.2%	67.3%	60.5%	6.8%	(1.4)%
Prior Year Occupancy 90% to 96.9% (Tier 2)	3,697	14.1%	94.0%	77.8%	76.7%	1.1%	1.8%
Prior Year Occupancy 97% and Above (Tier 3)	16,911	73.4%	99.7%	91.1%	91.9%	(0.8)%	3.7%
Total Same-Communities (2)	24,654	100.0%	95.8%	85.2%	84.5%	0.7%	3.0%
Total Other-Communities (3)	889			35.5%	77.4%	(41.9)%
Total New-Communities (4)	3,196			58.6%
Total Communities	28,739			80.7%

Projected 2017-2018 Opening Revenue:
The same-community portfolio is projected to open the 2017-2018 lease-term with occupancy flat and a 2.5% to 3.5% increase in rates, resulting in rental revenue growth in the range of 2.5% to 3.5%.

NOTE: The leasing velocity in the above preleasing summary by tier does not include 6,850 same and new-community beds at the University of Kentucky, 656 new-community beds at Boise State University and 417 new-community beds at Northern Michigan University, since each university's assignment process has not yet occurred. The University of Kentucky beds are currently 103% applied for this fall compared to 109% in the prior year. The beds at Boise State and Northern Michigan University are currently 97% and 154% applied for the fall, respectively. Players Club is not included, as the community is being redeveloped for 2018 delivery and is not leasing for the 2017-2018 lease-term.

(1) The projected rate growth represents the midpoint of the range for the same-community leasing portfolio, including the same-community beds at Kentucky.

(2) The same-community designation for leasing purposes is different than for financial reporting purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2017/2018 leasing cycle.

(3) Other-communities includes University Towers, serving North Carolina State University. As previously disclosed, University Towers will be reported in other communities in 2017 due to the University implementing a freshman live-on requirement starting this fall. As a result of the new live-on requirements, we are changing the way we market and operate the community in 2017, making year over year results incomparable.

(4) The new-community designation for leasing purposes is different than for financial statement purposes. A community is considered new-community for leasing when the Company has not previously managed the leasing process. Design beds for Total New-Communities include the following: (1) our 2016 acquisitions of Pura Vida Place (100 beds), Carriage House (94 beds) and Urbane (311 beds), plus (2) beds at our 2017 development deliveries including The Local: Downtown (304 beds), Oklahoma State University (242 beds) and SkyVue (824 beds), plus (3) our 2017 acquisitions of Retreat at Corvallis (1,016 beds) and 319 Bragg (305 beds).